Stater Bros. Holdings Inc. Current Results (Unaudited)	Exhibit 99.6

Recent Results

For Stater Bros. Holdings Inc., sales, EBITDA and net income for the four-week period ending April 25, 2004, the first four weeks of the third quarter of fiscal 2004, amounted to $260.3 million, $12.0 million and $2.6 million, respectively.